                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                          MERCANTILE BANK CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                          MERCANTILE BANK CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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

                       [MERCANTILE BANK CORPORATION LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 18, 2002

                            ------------------------

To our Shareholders:

     The 2002 annual meeting of shareholders of Mercantile Bank Corporation will be held at Mercantile's office at 5610 Byron Center Avenue SW, Wyoming, Michigan on Thursday, April 18, 2002, at 9:00 a.m. local time. The meeting is being held for the purpose of considering and voting on the following matters:

     1. Election of Directors. To elect five Class II directors, each for a three year term, as detailed in the accompanying proxy statement.

     2. Approval of the Independent Director Stock Option Plan. To approve the Independent Director Stock Option Plan, as described in the accompanying proxy statement.

     3. Other Business. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments of the meeting.

     All holders of record of shares of common stock of Mercantile at the close of business on Friday, March 1, 2002, are entitled to notice of and to vote at the meeting, and any postponements or adjournments of the meeting.

     We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you plan to attend the meeting, please let us know by checking the box provided for this purpose on the enclosed proxy. We would appreciate receiving your proxy by Wednesday, April 10, 2002.

                                          By Order of the Board of Directors,

                                          /s/ Gerald R Johnson Jr

                                          Gerald R. Johnson, Jr.
                                          Chairman of the Board &
                                            Chief Executive Officer
Dated: March 11, 2002

                          MERCANTILE BANK CORPORATION
                          5650 BYRON CENTER AVENUE SW
                            WYOMING, MICHIGAN 49509

                                                                  MARCH 11, 2002

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This proxy statement is furnished to shareholders of Mercantile Bank Corporation ("Mercantile") in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of its shareholders to be held on Thursday, April 18, 2002, at 9:00 a.m. local time, at Mercantile's office at 5610 Byron Center Avenue SW, Wyoming, Michigan, and at any and all adjournments of the meeting. It is expected that the proxy materials will be mailed to shareholders on or about March 11, 2002.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise. Unless the proxy is revoked, the shares represented by the proxy will be voted at the annual meeting or any adjournment of the meeting.

     The entire cost of soliciting proxies will be borne by Mercantile. Proxies may be solicited by mail or facsimile, or by directors, officers, or regular employees of Mercantile or its subsidiary, Mercantile Bank of West Michigan (the "Bank"), in person or by telephone. Mercantile will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of Mercantile common stock.

     The Board of Directors, in accordance with the Bylaws, has fixed the close of business on March 1, 2002 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting and at any and all adjournments of the meeting.

     At the close of business on the record date, the outstanding number of voting securities of Mercantile was 5,148,342 shares of common stock, each of which is entitled to one vote.

                             ELECTION OF DIRECTORS

     Mercantile's Articles of Incorporation and Bylaws provide that the number of directors, as determined from time to time by the Board of Directors, shall be no less than six and no more than fifteen. The Board of Directors has presently fixed the number of directors at fifteen. The Articles of Incorporation and Bylaws further provide that the directors shall be divided into three classes, Class I, Class II and Class III, with each class serving a staggered three year term and with the number of directors in each class being as nearly equal as possible.

     The Board of Directors has nominated Betty S. Burton, David M. Cassard, Peter A. Cordes, David M. Hecht, and Robert M. Wynalda as Class II directors for three year terms expiring at the 2005 Annual Meeting and upon election and qualification of their successors. Each of the nominees is presently a Class II director whose term expires at the April 18, 2002 annual meeting of the shareholders. The other members of the Board, who are Class I and Class III directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 2003 or 2004 annual meetings.

     It is the intention of the persons named in the enclosed proxy to vote the proxy for the election of the five nominees. The proposed nominees for election as directors are willing to be elected and serve; but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote the proxy for the person selected. If a substitute nominee is not selected, the proxy will be voted for the election of the remaining nominees. The affirmative vote of a plurality of the votes cast at the meeting is required for the nominees to be elected. Votes withheld and broker non-votes are not counted toward a nominee's total.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information regarding the beneficial ownership of Mercantile common stock as of February 1, 2002, by the nominees for election as directors of Mercantile, the directors of Mercantile whose terms of office will continue after the Annual Meeting, the executive officers named in the Summary Compensation Table, and all directors and executive officers of Mercantile as a group.

                                                                   AMOUNT       PERCENT OF CLASS
                                                                BENEFICIALLY      BENEFICIALLY
NAME OF BENEFICIAL OWNER                                          OWNED(1)         OWNED(12)
------------------------                                        ------------    ----------------
Betty S. Burton.............................................        1,119                *
David M. Cassard............................................        3,727                *
Edward J. Clark.............................................        5,281(2)             *
Peter A. Cordes.............................................       27,562                *
C. John Gill................................................       45,753(3)             *
Doyle A. Hayes..............................................          525                *
David M. Hecht..............................................       55,125              1.1%
Gerald R. Johnson, Jr.......................................      114,404(4)           2.2%
Susan K. Jones..............................................          936                *
Lawrence W. Larsen..........................................       18,191(5)             *
Calvin D. Murdock...........................................       17,534(6)             *
Michael H. Price............................................       49,122(7)             *
Dale J. Visser..............................................      140,542(8)           2.7%
Donald Williams, Sr.........................................          804                *
Robert M. Wynalda...........................................       55,125              1.1%
Robert B. Kaminski..........................................       16,807(9)             *
Charles E. Christmas........................................       11,729(10)            *
All directors and executive officers of Mercantile as a
  group (17 Persons)........................................      564,286(11)         10.7%

-------------------------
  *  Less than one percent.

 (1) Some or all of the common stock listed may be held jointly with, or for the benefit of, spouses and children or grandchildren of, or various trusts established by, the person indicated.

 (2) Includes 315 shares that Mr. Clark has the power to vote and dispose of as custodian of an account for a relative.

 (3) Includes 15,435 shares held by Mr. Gill's spouse.

 (4) Includes 54,022 shares that Mr. Johnson has the right to acquire within 60 days of February 1, 2002 pursuant to the Mercantile's 1997 Employee Stock Option Plan or 2000 Employee Stock Option Plan and 5,257 shares that Mr. Johnson owns under the Bank's 401(k) Plan. Mr. Johnson also holds options under the stock option plans to purchase an additional 6,405 shares, which have not yet vested.

 (5) Includes 2,205 shares that Mr. Larsen has the power to vote and dispose of as trustee of the Central Industrial Supply Profit Sharing Plan. He disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares.

 (6) Includes 10 shares that Mr. Murdock has the power to vote and dispose of as custodian of an account for a friend's child.

 (7) Includes 35,279 shares that Mr. Price has the right to acquire within 60 days of February 1, 2002 pursuant to Mercantile's stock option plans and 5,223 shares that Mr. Price owns under the Bank's 401(k) Plan. Mr. Price also holds options under the stock option plans to purchase an additional 3,150 shares, which have not yet vested.

 (8) Includes 24,150 shares that Mr. Visser has the power to vote and dispose of as trustee of a trust for family members.

 (9) Includes 15,267 shares that Mr. Kaminski has the right to acquire within 60 days of February 1, 2002 pursuant to Mercantile's stock option plans and 1,540 shares that Mr. Kaminski owns under the Bank's

     401(k) Plan. Mr. Kaminski also holds options under the stock option plans to purchase an additional 3,150 shares, which have not yet vested.

(10) Includes 5,512 shares that Mr. Christmas has the right to acquire within 60 days of February 1, 2002 pursuant to Mercantile's stock option plans and 5,666 shares that Mr. Christmas owns under the Bank's 401(k) Plan. Mr. Christmas also holds options under the stock option plans to purchase an additional 3,150 shares, which have not yet vested.

(11) Includes 110,080 shares that such persons have the right to acquire within 60 days of February 1, 2002 pursuant to Mercantile's stock option plans and 17,686 shares that such persons own under the Bank's 401(k) Plan.

(12) The percentages shown are based on the 5,147,791 shares of Mercantile common stock outstanding as of February 1, 2002, plus the number of shares that the named person or group has the right to acquire within 60 days of February 1, 2002. All share information is adjusted to take into account the 5% stock dividend paid on February 1, 2002.

     To the best of Mercantile's knowledge, no person owns more than 5% of Mercantile's outstanding common stock.

INFORMATION ABOUT DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS

     The following information is furnished with respect to each continuing director, nominee as a director, and executive officer of Mercantile. Each of the continuing directors and nominees is currently a director of Mercantile as well as a director of the Bank.

                                                                  HAS SERVED
NAME, AGE, AND POSITION WITH                                          AS          YEAR WHEN TERM AS A
MERCANTILE AND THE BANK                                         DIRECTOR SINCE     DIRECTOR EXPIRES
----------------------------                                    --------------    -------------------
Betty S. Burton, 60, Director...............................         1998                2002
David M. Cassard, 48, Director..............................         2001                2002
Edward J. Clark, 57, Director...............................         1998                2004
Peter A. Cordes, 61, Director...............................         1997                2002
C. John Gill, 68, Director..................................         1997                2004
Doyle A. Hayes, 51, Director................................         2001                2003
David M. Hecht, 64, Director................................         1997                2002
Gerald R. Johnson, Jr., 55, Chairman of the Board and Chief
  Executive Officer of Mercantile, Chairman of the Board of
  the Bank; and Director....................................         1997                2004
Susan K. Jones, 52, Director................................         1998                2003
Lawrence W. Larsen, 62, Director............................         1997                2003
Calvin D. Murdock, 62, Director.............................         1997                2004
Michael H. Price, 45, President and Chief Operating Officer
  of Mercantile, President and Chief Executive Officer of
  the Bank; and Director....................................         1997                2003
Dale J. Visser, 65, Director................................         1997                2003
Donald Williams, Sr., 65, Director..........................         1998                2004
Robert M. Wynalda, 66, Director.............................         1997                2002
Robert B. Kaminski; 40, Senior Vice President and Secretary
  of Mercantile, and Senior Vice President, Chief Operating
  Officer and Secretary of the Bank.........................
Charles E. Christmas; 36, Senior Vice President, Chief
  Financial Officer and Treasurer of Mercantile, and Senior
  Vice President and Chief Financial Officer of the Bank....

     The business experience of each of the directors, nominees and executive officers of Mercantile for at least the past five years is summarized below:

     BETTY S. BURTON (Director) Ms. Burton is a member of the Board of Directors of, and a Consultant for, Wonderland Business Forms, Inc., which distributes business forms and single source printing solutions. She has served in these capacities since 1999. Ms. Burton was President and Chief Executive Officer of Wonderland Business Forms from 1995 to 1999. Prior to taking over the family business in 1990, Ms. Burton was a long time elementary teacher in the public school system. She is a graduate of Western Michigan University, Grand Valley State University and Dartmouth College Minority Business Executive Program. Ms. Burton is a Trustee of both the Grand Valley State University Foundation and the Western Michigan University Foundation. She has previously served as a member of the Board of Directors of First Michigan Bank - Grand Rapids ("FMB-Grand Rapids") and Butterworth Hospital. Ms. Burton is very involved in civic and community activities in the Grand Rapids area.

     DAVID M. CASSARD (Director) Mr. Cassard is President, Treasurer and a member of the Board of Directors of Waters Corporation which owns and operates commercial real estate properties in the Grand Rapids metropolitan area. He has served in these capacities since January 1979. Prior to 1979 he worked for an international firm of Certified Public Accountants. He is a graduate of the University of Michigan (BBA) and Michigan State University (MBA), he is a Certified Public Accountant and Certified Property Manager. He currently serves as Chairperson of the City of Grand Rapids Downtown Development Authority and is a member of the City of Grand Rapids Downtown Improvement District Board. He also serves as Chairperson of the Grand Rapids Area Chamber of Commerce Foundation, and is Vice Chair of the Family Owned Business Council of the Grand Rapids Area Chamber of Commerce. He previously served as a member of the Board of Directors of FMB-Grand Rapids and was a member of the Board of Directors of First Michigan Bank Corporation ("FMB") and Butterworth Hospital. He is a member of several professional organizations and societies including the American Institute of CPA's, the Michigan Association of CPA's, the Grand Rapids Association of Realtors, the National Association of Realtors and the Institute of Real Estate Management. Mr. Cassard has been heavily involved in civic and community activities with special focus on downtown development.

     EDWARD J. CLARK (Director) Mr. Clark is the Chairman and Chief Executive of The American Seating Company, and has held this position since 1986. American Seating is headquartered in Grand Rapids, Michigan, and produces seating and furniture for offices, as well as seating for buses, rail cars, auditoriums, stadiums and performing arts centers. Mr. Clark is a member of the Boards of Directors of the Metropolitan YMCA and the Grand Rapids Employers' Association. He is Vice President of the Foundation Board of Trustees and Chairman of the Development Committee of Grand Valley State University. From 1988 through 1997 he was a member of the Board of Directors and Executive Committee of FMB-Grand Rapids. Mr. Clark has also previously served on the Boards of Directors of the Grand Rapids Symphony Orchestra, Red Cross of Kent County, St. Mary's Hospital and The Business and Institutional Furniture Manufacturer's Association.

     PETER A. CORDES (Director) Mr. Cordes has served as President and Chief Executive Officer of GWI Engineering Inc. ("GWI") of Grand Rapids, Michigan since 1991. GWI is engaged in the manufacturing of industrial automation systems for customers in a variety of industries in the Midwest. Mr. Cordes purchased GWI in 1991 and is now its sole owner. Mr. Cordes graduated from St. Louis University with a degree in aeronautics. He is a native of Traverse City, Michigan and has spent the last twenty years in Western Michigan.

     C. JOHN GILL (Director) Mr. Gill is the retired Chairman of the Board and one of the owners of Gill Industries of Grand Rapids, Michigan. Mr. Gill served as Chairman of Gill Industries from 1994 through 1997, and served as President of Gill Industries from 1983 through 1993. Gill Industries is a manufacturing company involved with sheet metal stampings and assemblies for the automotive and appliance industries.

     DOYLE A. HAYES (Director) Mr. Hayes has over 30 years experience in the Automotive Industry and has held various positions within that industry. Currently, he is President and CEO of Pyper Products Corporation, a plastic injection molding company that supplies the auto and furniture industries. Mr. Hayes has been the President and CEO of Pyper Products Corporation since 1994. He has served on several non-profit boards in the Grand Rapids community and is currently Board Chair at Metropolitan Hospital and a member of the Borgess Hospital of Kalamazoo Board of Directors. Mr. Hayes is a member of the Davenport Educational System (DES), Grand Valley State University Foundation, VanAndel Global Trade Center, Seidman Advisory Board, Economic Club of Grand Rapids, Small Business Association of Michigan (SBAM), Grand Valley Metro Council and the Governor's Workforce Commission Boards. Mr. Hayes was formerly a Corporate Director of FMB.

     DAVID M. HECHT (Director) Mr. Hecht is an attorney and has practiced law for 41 years, including the past 29 years in Grand Rapids. From 1993 through 2001, he was the Chairman of the Grand Rapids law firm of Hecht & Lentz, and was a founder of the firm. Mr. Hecht is a native of Grand Rapids and a graduate of the University of Michigan and the University of Wisconsin. He is the President of the Charles W. Loosemore Foundation, a Trustee of the Grand Valley University Foundation, Vice Chair of the Board of Trustees of Hospice of Michigan, a Trustee of the Hospice of Michigan Foundation, and a Director of Hospice Foundation of Greater Grand Rapids.

     GERALD R. JOHNSON, JR. (Chairman of the Board, Chief Executive Officer and Director of Mercantile and Chairman of the Board and Director of the Bank) Mr. Johnson has over 30 years experience in the financial service industry, including 26 years of commercial banking experience. Mr. Johnson was appointed President and Chief Executive Officer of FMB-Grand Rapids in 1986, and served as Chairman, President and Chief Executive Officer from 1988 to May of 1997, when he resigned to organize Mercantile. Mr. Johnson served as Chairman of the Board and Chief Executive Officer of Mercantile and the Bank from their inception through 1998, and since the beginning of 1999 has served as Chairman of the Board and Chief Executive Officer of Mercantile and Chairman of the Board of the Bank. In the Grand Rapids market, prior to joining FMB-Grand Rapids, Mr. Johnson was employed in various lending capacities by Union Bank (now part of Bank One Corporation), Pacesetter Bank-Grand Rapids (now part of Fifth Third Bancorp) and Manufacturers Bank (now part of Comerica Bank). He currently serves as Chairman of Horizons of Michigan, Chairman of Life Guidance Services and a member of the Boards of Directors of the Girl Scouts of Michigan Trails and The Recuperation Center (advisory board). Mr. Johnson has past board affiliations with the Downtown YMCA (immediate past chair), American Heart Association of Kent County, Project Rehab, Grand Rapids Area Chamber of Commerce and the Junior League of Grand Rapids (advisory board). Mr. Johnson is also affiliated with Grand Rapids Opportunity for Women, Grand Rapids Rotary Club and the Economic Development Foundation.

     SUSAN K. JONES (Director) Ms. Jones is both a partner of the Callahan Group, LLC, a marketing consulting firm, and a tenured, full-time Professor of Marketing at Ferris State University in Big Rapids, Michigan. She has been a partner of the Callahan Group since 1998, and has worked at her own marketing consulting firm, Susan K. Jones & Associates, since 1980. Ms. Jones has been a Professor of Marketing at Ferris State since 1990. She enjoys an active volunteer career, currently serving as Secretary and Treasurer of the Chicago Association of Direct Marketing, a member of the Northwestern Alumni Association Board, President of the Northwestern Club of West Michigan, and as the West Michigan Alumni Admissions Council Chair for Northwestern University. She is a past-president of the Junior League of Grand Rapids, a graduate of Leadership Grand Rapids, and currently serves as a trustee of the Chicago Association of Direct Marketing Educational Foundation.

     LAWRENCE W. LARSEN (Director) Mr. Larsen is Chief Executive Officer, President, and owner of Central Industrial Corporation of Grand Rapids, Michigan. He began his employment with the company in 1967, and purchased it in 1975. Central Industrial Corporation is a wholesale distributor of industrial supplies. Mr. Larsen is also an owner and director of Jet Products, Inc. of West Carrollton, Ohio. Jet Products, Inc. designs, manufactures and sells hose reels and related hydraulic products. Mr. Larsen is a native of Wisconsin. He has spent the last 35 years in the Grand Rapids area. Mr. Larsen served as a director of FMB-Grand Rapids from 1980 until June of 1997, and was a member of the Executive Loan Committee and the Audit Committee.

     CALVIN D. MURDOCK (Director) Mr. Murdock is President of SF Supply ("SF") of Grand Rapids, Michigan. He has held this position since 1994. From 1992 to 1994, he served as the General Manager of SF, and in 1991, served as SF's Controller. SF is a wholesale distributor of commercial and industrial electronic, electrical and automation parts, supplies and services. Mr. Murdock is a Michigan native and a graduate of Ferris State University with a degree in accounting. Prior to joining SF, Mr. Murdock owned and operated businesses in the manufacturing and supply of automobile wash equipment.

     MICHAEL H. PRICE (President, Chief Operating Officer and Director of Mercantile and President, Chief Executive Officer and Director of the Bank) Mr. Price has over 20 years of commercial banking experience, most of which was with FMB and its subsidiary, FMB-Grand Rapids. Spending most of his banking career in commercial lending, Mr. Price was the Senior Lending Officer from 1992 to 1997, and President of FMB-Grand Rapids for several months in 1997 before joining the Bank in late 1997. Mr. Price served as President and Chief Operating Officer of Mercantile and the Bank from December of 1997 through 1998, and has served as President and Chief Operating Officer of Mercantile and President and Chief Executive Officer of the Bank since January of 1999. Mr. Price has been and continues to be very active in the Grand Rapids community. He currently serves on the Boards of Directors of Kent County Habitat for Humanity and The Grand Rapids Urban League.

     DALE J. VISSER (Director) Mr. Visser is Chairman and one of the owners of Visser Brothers Inc. of Grand Rapids, Michigan. He has served this company in various officer positions since 1960. Visser Brothers is a construction general contractor specializing in commercial buildings. Mr. Visser also has an ownership interest in several real estate projects in the Grand Rapids area including Breton Village Shopping Center. Mr. Visser served as a director of FMB-Grand Rapids from 1972 until June of 1997. He is a Grand Rapids native and a graduate of the University of Michigan with a degree in civil engineering. Mr. Visser is active in the community and serves on the Board of Directors of Westminster Theological Seminary Foundation. He has previously served on the Boards of the Grand Rapids YMCA, Christian Rest Home, and West Side Christian School.

     DONALD WILLIAMS, SR. (Director) Mr. Williams is currently the Coordinator of the minority students teacher preparation program for the Grand Rapids Public Schools (secondary schools). Mr. Williams has over 30 years experience in administration of educational programs with special emphasis on political sensitivity and equality. From 1989 to 2001, he was the Dean of Minority Affairs and Director of the Multicultural Center of Grand Valley State University. Mr. Williams also serves as President of the Concerned Citizens Council and 1st Vice President of the Rotary Club of Grand Rapids. He previously served as President of the Coalition for Representative Government (CRG), and as a member of the Board of Directors of FMB-Grand Rapids and the Grand Rapids Advisory Board of Michigan National Bank, as Treasurer and President of the Minority Affairs Council of Michigan Universities (MACMU), and as a member of the Board of Directors of the Grand Rapids Area Chamber of Commerce. Mr. Williams has been the recipient of numerous awards in the Grand Rapids and Michigan area for community service and job performance.

     ROBERT M. WYNALDA (Director) Mr. Wynalda is the retired Chief Executive Officer and former owner of Wynalda Litho Inc. of Rockford, Michigan. Mr. Wynalda held the position of Chief Executive Officer from 1970 when he founded the company until its sale in February of 1998. Wynalda Litho Inc. is a commercial printing company serving customers from around the country. Mr. Wynalda is a native of Grand Rapids and has spent 45 years in the printing business. Mr. Wynalda serves on the Board of Trustees for Cornerstone College of Grand Rapids, and formerly served as a director of a local financial institution.

     ROBERT B. KAMINSKI (Senior Vice President and Secretary of Mercantile and Senior Vice President, Chief Operating Officer and Secretary of the Bank) Mr. Kaminski joined the Bank in June 1997 and has over 17 years of commercial banking experience. From 1984 to 1993, Mr. Kaminski worked for FMB-Grand Rapids in various capacities in the areas of credit administration and bank compliance. In 1993, Mr. Kaminski was appointed Vice President in charge of loan review and served as Vice President and Manager of the commercial credit department for three of FMB's subsidiaries. He has served as Senior Vice President and Secretary of Mercantile and the Bank since their inception in 1997, and has also served as Chief Operating Officer of the Bank since 2000. Mr. Kaminski serves on the Leadership Committee for the National Kidney Foundation of Michigan in Grand Rapids, and is a career mentor for Aquinas College of Grand Rapids.

     CHARLES E. CHRISTMAS (Senior Vice President, Chief Financial Officer, and Treasurer of Mercantile and Senior Vice President and Chief Financial Officer of the Bank) Mr. Christmas joined the Bank in April 1998 and served as Vice President of Finance, Treasurer and Compliance Officer of Mercantile and the Bank in 1998. In 1999, Mr. Christmas was elected Chief Financial Officer, Treasurer and Compliance Officer of Mercantile and the Bank. In 2000, Mr. Christmas was elected Senior Vice President, Chief Financial Officer and Treasurer of Mercantile, and Senior Vice President and Chief Financial Officer of the Bank. Prior to joining Mercantile, he examined various financial institutions for over ten years while serving as a bank examiner with the Federal Deposit Insurance Corporation ("FDIC"). He began his tenure with the FDIC upon his graduation from Ferris State University. Mr. Christmas holds a Bachelors of Science degree in Accountancy. Mr. Christmas serves as a fundraising volunteer for the Make-A-Wish Foundation of Michigan.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     Mercantile has standing Audit, Compensation, and Nominating Committees of the Board of Directors.

     The functions of the Audit Committee and its activities during 2001 are described below under the heading "Audit Committee Report".

     The members of the Compensation Committee consist of David M. Cassard, Peter A. Cordes, Lawrence W. Larson, and Calvin D. Murdock. The Compensation Committee's responsibilities include considering and recommending to the Board of Directors any changes in compensation and benefits for officers of Mercantile. At present, all officers of Mercantile are also officers of the Bank, and although they receive compensation from the Bank in their capacity as officers of the Bank, they presently receive no separate cash compensation from Mercantile.

     The members of the Nominating Committee consist of Betty S. Burton, Doyle
A. Hayes, David M. Hecht, Dale J. Visser, and Robert M. Wynalda. The Nominating Committee is responsible for reviewing and making recommendations to the Board of Directors as to its size and composition, and recommending to the Board of Directors candidates for election as directors at Mercantile's annual meetings. The Nominating Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Nominating Committee in care of Gerald R. Johnson, Jr., Chairman and Chief Executive Officer of Mercantile. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected. Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Nominating Committee for its consideration, are required to comply with the advance notice and other requirements set forth in Mercantile's Articles of Incorporation.

     During 2001, there were a total of eleven meetings of the Board of Directors of Mercantile. In addition, there were four meetings of the Audit Committee, one meeting of the Compensation Committee and two meetings of the Nominating Committee during 2001. Each director attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board of which he or she was a member, held during 2001, except Robert M. Wynalda who attended 71% of the meetings.

     For 2001, non-employee directors of the Bank were paid an annual retainer of $3,000 and a $300 fee for each meeting of the Board of Directors of the Bank that they attended. For 2002, non-employee directors of the Bank were paid an annual retainer of $7,200, and will be paid $300 for each meeting of the Board that they attend. The Board of Directors of the Bank generally meets twice a month. Under the Bank's deferred compensation plan for non-employee directors, directors may elect to defer the receipt of the annual retainer and meeting fees until they are no longer serving on the Board. On October 18, 2001, the Board of Directors adopted an Independent Director Stock Option Plan, and a ten year option for 525 shares (as adjusted for the February 1, 2002, 5% stock dividend) was granted under the plan to each of Ms. Burton, Ms. Jones, and Messrs. Cassard, Clark, Cordes, Gill, Hayes, Hecht, Larsen, Murdock, Visser, Williams, and Wynalda. The options are first exercisable on October 18, 2006, subject to accelerated vesting as provided in the plan. The exercise price under the options is $19.86 per share, which is 125 percent of the fair market value per share on the day the options were granted. The plan is being submitted to the shareholders for approval at the annual meeting and is described later in this proxy statement. The options will terminate if the plan is not approved by the shareholders.

AUDIT COMMITTEE REPORT

     The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Mercantile filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Mercantile specifically incorporates this report by reference.

     The members of the Audit Committee consist of Betty S. Burton, David M. Cassard, Edward J. Clark, C. John Gill, David M. Hecht and Robert M. Wynalda. Each of the members of the Audit Committee is an independent director as that term is defined in Rule 4200(a) of The Nasdaq Stock Market Rules. The Audit Committee's responsibilities include recommending to the Board of Directors the independent auditors to be selected, reviewing the scope of proposed audits and the procedures to be used, and the results of the audits, reviewing the adequacy and effectiveness of accounting and financial controls, and reviewing the internal auditing function and the financial statements of Mercantile.

     The Audit Committee amended its charter during 2001, and the amended charter has been approved by the Board of Directors. The complete text of the charter, as amended, is included in Annex A to this proxy statement.

     Management has the primary responsibility for the financial statements and the reporting process, including Mercantile's systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for the year ended December 31, 2001 with management, including a discussion of the quality and the acceptability of Mercantile's financial reporting and controls.

     The Audit Committee reviewed with the independent auditors, Crowe Chizek & Company LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of Mercantile's financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee has discussed with Crowe Chizek & Company LLP the auditors' independence from management and Mercantile, including the matters in the auditors' written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining the auditor's independence.

     The Audit Committee also discussed with Mercantile's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Mercantile's internal controls, and the overall quality of Mercantile's financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and recommended to the Board the reappointment of Mercantile's independent auditors for fiscal 2002.

                                          Audit Committee

                                          Betty S. Burton
                                          David M. Cassard
                                          Edward J. Clark
                                          C. John Gill
                                          David M. Hecht
                                          Robert M. Wynalda

AUDIT FEES

     The aggregate fees billed to Mercantile for 2001 by Mercantile's accounting firm, Crowe Chizek & Company LLP, are as follows:

Audit Fees..................................................    $ 59,000
Financial Information Systems Design and Implementation
  Fees......................................................           0
All Other Fees..............................................      91,550
                                                                --------
Total.......................................................    $150,550

COMPENSATION COMMITTEE REPORT

     The following Compensation Committee Report and the shareholder return performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Mercantile filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Mercantile specifically incorporates this report or the performance graph by reference.

     The compensation of the executive officers of Mercantile is determined by the Board of Directors based on recommendations of the Compensation Committee. Mercantile seeks to establish compensation at a level that will attract, motivate and retain experienced executive officers who can increase shareholder value, deliver competitive products and services to customers, and provide leadership for employees. Salaries are intended to be competitive, and reflect factors such as individual performance, level of responsibility, and prior experience. Incentive compensation and stock option awards are intended to align the interests of executive officers with that of the shareholders and reward performance that increases shareholder value.

     Executive compensation is comprised of the following:

     1. Salary.

     2. Incentive compensation payable in the form of a cash bonus based on the attainment by Mercantile of certain annual performance criteria established by the Board of Directors.

     3. Discretionary awards of stock options.

     4. Participation in other benefit plans offered to all employees including 401(k), health insurance, disability insurance and life insurance.

     Annual salaries for Mercantile's Chairman and Chief Executive Officer and President and Chief Operating Officer increased in 2001. During the four-year time period in which Mercantile has been operating, growth in earnings per share and asset levels has been significant, and the salary increase granted these two executive officers during the year recognizes the contribution these individuals have made to the success of the organization. Executive salaries and incentive compensation are also based in part on information derived from industry compensation studies performed by Mercantile's auditors and by surveys conducted by the Michigan Bankers Association and the Bank Administration Institute. Compensation information is also taken from proxy materials filed with the Securities and Exchange Commission by other comparable financial institutions. This information is analyzed by Mercantile's Director of Human Resources and, in conjunction with Mercantile's independent auditor, presented to the Compensation Committee for the formulation of a salary recommendation to be approved by the Board of Directors.

     Executive bonuses are also determined by the Board of Directors as the result of a recommendation by the Compensation Committee and are based on the same criteria as is the incentive compensation for all non-lender employees.

                                          Compensation Committee

                                          David M. Cassard
                                          Peter A. Cordes
                                          Lawrence W. Larsen
                                          Calvin D. Murdock

SUMMARY COMPENSATION TABLE

     The following table details the compensation earned by the named executives for the three years ended December 31, 2001:

                                                    ANNUAL                 LONG TERM COMPENSATION
                                                 COMPENSATION      --------------------------------------
                                               ----------------                              ALL OTHER
NAME AND PRINCIPAL POSITION                    YEAR     SALARY      BONUS      OPTIONS    COMPENSATION(1)
---------------------------                    ----     ------      -----      -------    ---------------
Gerald R. Johnson, Jr......................    2001    $275,000    $110,000     4,200         $11,275
  Chairman of the Board and                    2000     250,000      87,500     4,410          11,793
  Chief Executive Officer of Mercantile,       1999     188,601      50,000         0           9,683
  and Chairman of the Board of the Bank
Michael H. Price...........................    2001     245,000      98,000     3,150          10,350
  President and Chief Operating Officer of     2000     220,000      77,000     4,410          10,610
  Mercantile, and President and Chief          1999     158,997      42,500         0           8,099
  Executive Officer of the Bank
Robert B. Kaminski.........................    2001     121,000      36,300     3,150           6,103
  Senior Vice President and Secretary of       2000     108,309      28,000     4,243           5,485
  Mercantile, and Senior Vice President,       1999      95,532      24,500         0           3,869
  Chief Operating Officer and Secretary of
  the Bank
Charles E. Christmas.......................    2001     105,000      31,500     3,150           5,011
  Senior Vice President, Chief                 2000      83,000      16,600     5,512           4,150
  Financial Officer and Treasurer of
  Mercantile,                                  1999      77,500      15,500         0           3,054
  and Senior Vice President and Chief
  Financial Officer of the Bank

-------------------------
(1) Includes for 2001, matching contributions by the bank to the 401(k) plan accounts of Messrs. Johnson, Price, Kaminski and Christmas in the amounts of $8,500, $8,500, $6,050 and $4,961. Also includes for 2001, life and disability insurance premiums paid by the Bank on policies insuring Mr. Johnson of $862 and $1913, and Mr. Price of $1,052 and $798; and life insurance premiums on policies insuring Mr. Kaminski of $53, and Mr. Christmas of $50. These policies are in addition to the Bank's group insurance plans that are generally available to salaried employees.

OPTION GRANTS IN 2001

     The Board of Directors of Mercantile is responsible for awarding stock options and administering Mercantile's stock option plans. The following table provides information on options granted to the named executives during the year ended December 31, 2001:

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF
                                                                                                STOCK PRICE
                              NO. OF SHARES     % OF TOTAL                                    APPRECIATION FOR
                               UNDERLYING     OPTIONS GRANTED     EXERCISE                      OPTION TERM
                                 OPTIONS       TO EMPLOYEES        PRICE       EXPIRATION   --------------------
NAME                             GRANTED          IN 2001       PER SHARE(3)      DATE         5%         10%
----                          -------------   ---------------   ------------   ----------      --         ---
Gerald R Johnson, Jr. ......    4,200(1)           11.3%           $15.88      10/17/2011   $41,979    $106,351
Michael H. Price............    3,150(2)            8.5%           $15.88      10/17/2011   $31,484    $ 79,763
Robert B. Kaminski..........    3,150(2)            8.5%           $15.88      10/17/2011   $31,484    $ 79,763
Charles E. Christmas........    3,150(2)            8.5%           $15.88      10/17/2011   $31,484    $ 79,763

-------------------------
(1) Becomes exercisable for 3,150 of the shares on October 18, 2002, and for the remaining 1,050 shares on January 1, 2003.

(2) Becomes exercisable on October 18, 2002.

(3) The exercise price for each of the options has been the market price of the common stock at the time the option was granted. The exercise price may be paid in cash, by the delivery of previously owned shares, or by a combination of cash and shares.

AGGREGATED STOCK OPTION EXERCISES IN 2001 AND YEAR-END OPTION VALUES

     The following table provides information on the exercise of stock options during the year ended December 31, 2001 by the named executives and the value of unexercised options at December 31, 2001:

                                                                      NUMBER OF                      VALUE OF
                                     SHARES                          UNEXERCISED             UNEXERCISED IN-THE-MONEY
                                   ACQUIRED ON     VALUE         OPTIONS AT 12/31/01           OPTIONS AT 12/31/01
NAME                                EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(1)
----                               -----------    --------    -------------------------    ----------------------------
Gerald R. Johnson, Jr. ........       None          N/A             51,817/8,610                 $380,376/$30,691
Michael H. Price...............       None          N/A             35,279/3,150                  232,227/  3,213
Robert B. Kaminski.............       None          N/A             15,267/3,150                   94,598/  3,213
Charles E. Christmas...........       None          N/A              5,512/3,150                   35,348/  3,213

-------------------------
(1) In accordance with the SEC's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $16.90 per share, the average of the highest and lowest sales prices reported on The Nasdaq Stock Market on December 31, 2001.

EMPLOYMENT AGREEMENTS

     GERALD R. JOHNSON, JR. AND MICHAEL H. PRICE. Effective December 1, 1998, the Bank and Mercantile entered into Employment Agreements with Mr. Johnson and Mr. Price providing for their employment from December 1, 1998 through December 31, 2001, and certain severance, confidentiality and non-compete arrangements that would continue after the employment period. Effective December 31, 1999, the Employment Agreements were amended and restated. The amendments extended the employment period an additional year to December 31, 2002, and provide for the employment period to extend an additional year, each December 31, starting December 31, 2000, so that as of each December 31, there will be three years remaining in the employment period. The annual extension of the employment period can be avoided by the Bank, Mercantile, or the officer giving notice to the others that the employment period is not to be extended.

Effective October 12, 2000, and October 18, 2001, the Employment Agreements were further amended and restated, primarily to establish the base salaries for 2001 and 2002 for Mr. Johnson and Mr. Price.

     The Employment Agreement with Mr. Johnson provided him with an annual base salary of $275,000 for 2001, and provides him with an annual base salary of $302,500 for 2002. The Employment Agreement with Mr. Price provided him with an annual base salary of $242,000 for 2001, and provides him with an annual base salary of $266,200 for 2002. For future years their annual base salaries will be an amount set by the Board of Directors of the Bank that is not less than their annual base salary for the immediately preceding year.

     In addition to the annual base salary, the Employment Agreements provide that Mr. Johnson and Mr. Price are entitled to participate in any employee benefit and incentive compensation plans of Mercantile and the Bank, including health insurance, life and disability insurance, stock option, profit sharing and retirement plans. Under a profit sharing plan in effect for 2001, Messrs. Johnson and Price each received a bonus for 2001 of 40% of their annual base salary for that year. Under a profit sharing plan expected to be in effect for 2002, Messrs. Johnson and Price may each receive a bonus of up to 45% of their annual base salary for 2002. The bonuses are payable, when aggregated with bonuses to the other Bank employees, to the maximum extent of 33% of the excess of actual net operating income over budgeted net operating income of Mercantile.

     In the event that either of the officers becomes disabled or dies during the employment period he is entitled to benefits under his Employment Agreement. In the event of disability, the officer continues to receive his then current annual base salary through the end of the employment period, and any disability benefits payable under disability plans provided by the Bank or Mercantile. The officer also continues to participate in life, disability, and health insurance plans of the Bank or Mercantile, through age 65, to the extent permitted under such plans. If the officer dies during the employment period, the Bank is obligated to pay the officer's legal representative a death benefit of $250,000, and if the Bank or Mercantile owns any life insurance insuring the life of the officer, the proceeds of the policies are payable to the named beneficiaries.

     The Employment Agreements provide severance benefits in the event that the officer's employment is terminated by Mercantile and the Bank without "Cause" or the officer elects to terminate his employment for "Good Reason" during the employment period. In such event, the officer is entitled to receive the greater of (i) his annual base salary through the end of the employment period or (ii) $500,000; in either case payable over 18 months in equal monthly installments. In addition, in the case of such a termination of employment, the officer is entitled to continue his participation in life, disability and health insurance plans provided by the Bank or Mercantile for 18 months, to the extent permitted under such plans, to an assignment of any assignable life insurance policies owned by the Bank or Mercantile insuring his life, and $10,000 for out-placement, interim office and related expenses. The Employment Agreements also provide severance benefits in the event that after the employment period and prior to the officer reaching the age of 65, the officer's employment is terminated by the Bank and Mercantile without "Cause" or the officer's annual base salary is reduced without "Cause". In such event, the officer receives the same benefits as are described above for a termination during the employment period, except that when determining the cash severance payable to him over the 18 months following his termination, the alternative of receiving his annual base salary through the end of the employment period does not apply, and instead he receives the stated dollar amount of $500,000. In the event that an officer's employment is terminated for "Cause" during the employment period, the officer is not entitled to any accrued rights that he may then have under any stock option plan of Mercantile.

     Under the Employment Agreements, Mr. Johnson and Mr. Price agree not to disclose, except as required by law, any confidential information relating to the business or customers of the Bank or Mercantile, or use any confidential information in any manner adverse to the Bank or Mercantile. In addition, each has agreed that for 18 months following his employment with the Bank and Mercantile, he will not be employed by, or act as a director or officer of, any business engaged in banking within a 50 mile radius of Grand Rapids, Michigan that solicits customers of the Bank.

     ROBERT B. KAMINSKI. The Bank and Mercantile have entered into an Employment Agreement with Mr. Kaminski for his services as Senior Vice President and Secretary of Mercantile and Senior Vice President, Chief Operating Officer and Chief Loan Review Officer of the Bank, beginning January 1, 2001, on substantially the same terms as the Employment Agreements described for Mr. Johnson and Mr. Price above, except that the compensation and severance amounts are different. Effective October 18, 2001, the Employment Agreement was amended and restated primarily to establish the base salary for Mr. Kaminski for 2002. Mr. Kaminski's Employment Agreement established his base salary for 2001 at $121,000, and establishes his base salary for 2002 at $133,000. Under a profit sharing plan in effect for 2001, Mr. Kaminski received a bonus for 2001 of 30% of his annual base salary for that year. Under a profit sharing plan expected to be in effect for 2002, Mr. Kaminski may receive a bonus of up to 35% of his annual base salary for 2002. The Employment Agreement also establishes a death benefit of $100,000, a minimum severance benefit of $250,000 during his employment period, and $125,000 after the employment period.

     CHARLES E. CHRISTMAS. The Bank and Mercantile have entered into an Employment Agreement with Mr. Christmas for his services as Senior Vice President, Chief Financial Officer and Treasurer of Mercantile, and Senior Vice President and Chief Financial Officer of the Bank, beginning January 1, 2001, on substantially the same terms as the Employment Agreements described for Mr. Johnson and Mr. Price above, except that the compensation and severance amounts are different. Effective October 18, 2001, the Employment Agreement was amended and restated primarily to establish the base salary for Mr. Christmas for 2002. Mr. Christmas's Employment Agreement established his base salary for 2001 at $95,000 (though it was adjusted to $105,000 during 2001), and establishes his base salary for 2002 at $117,000. Under a profit sharing plan in effect for 2001, Mr. Christmas received a bonus for 2001 of 30% of his annual base salary for that year. Under a profit sharing plan expected to be in effect for 2002, Mr. Christmas may receive a bonus of up to 35% of his annual base salary for 2002. The Employment Agreement also establishes a death benefit of $100,000, a minimum severance benefit of $250,000 during his employment period, and $125,000 after the employment period.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Mercantile common stock (based on the last reported sales price of the respective year) with the cumulative total return of the Nasdaq Stock Market Index (United States stocks only) and the Nasdaq Bank Stocks Index from October 23, 1997 (the date Mercantile's Common Stock began trading) through December 31, 2001. The following information is based on an investment of $100 on October 23, 1997, in Mercantile common stock, the Nasdaq Stock Market Index and the Nasdaq Bank Stocks Index, with dividends reinvested where applicable.

                          MERCANTILE BANK CORPORATION
[LINE GRAPH]

                                                     MERCANTILE BANK
                                                       CORPORATION             NASDAQ - TOTAL US*          NASDAQ BANK INDEX*
                                                     ---------------           ------------------          ------------------
10/23/97                                                 100.00                      100.00                      100.00
12/31/97                                                  85.42                       95.39                      110.71
12/31/98                                                 141.67                      134.50                      110.00
12/31/99                                                 106.25                      249.94                      105.74
12/31/00                                                  98.96                      150.33                      120.61
12/31/01                                                 155.31                      119.29                      130.57

                                                                      PERIOD ENDING
                                          ---------------------------------------------------------------------
                INDEX                     10/23/97    12/31/97    12/31/98    12/31/99    12/31/00     12/31/01
---------------------------------------------------------------------------------------------------------------
Mercantile Bank Corporation                100.00       85.42      141.67      106.25       98.96       155.31
NASDAQ -- Total US*                        100.00       95.39      134.50      249.94      150.33       119.29
NASDAQ Bank Index*                         100.00      110.71      110.00      105.74      120.61       130.57

CERTAIN TRANSACTIONS

     The Bank has had, and expects in the future to have, loan and other financial transactions in the ordinary course of business with Mercantile's directors, executive officers, and principal shareholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features.

     As of December 31, 2001, the Bank had outstanding 66 loans to the directors or executive officers of Mercantile, or their associates, totaling approximately $3.3 million in aggregate amount, under commitments totaling approximately $7.9 million.

     In 2001, the Bank Purchased from American Seating Company office furniture for its new branch and operations center, and administrative building, in Wyoming, Michigan; and paid approximately $292,000 for the furniture. In 1999, the Bank purchased from American Seating Company office furniture for its Alpine Township branch and retail facility and paid approximately $93,000 for the office furniture. Edward J. Clark is a member of the Board of Directors of Mercantile and the Bank, and the President, Chief Executive Officer, and majority shareholder of American Seating Company.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Mercantile's officers and directors, and persons who own more than 10% of Mercantile common stock ("Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Mercantile's director, Edward J. Clark, failed to file one report on Form 4 reporting the acquisition of 2,000 shares and a gift of 300 shares, during 2001.

              PROPOSAL TO APPROVE THE MERCANTILE BANK CORPORATION
                     INDEPENDENT DIRECTOR STOCK OPTION PLAN

     On October 18, 2001, the Mercantile Board adopted the Mercantile Bank Corporation Independent Director Stock Option Plan (the "Plan"), subject to approval by Mercantile's shareholders. The following summary of the Plan is subject to the specific provisions contained in the complete text of the Plan attached to this proxy statement as Annex B.

     PURPOSE. The Plan is intended to encourage stock ownership by certain directors of Mercantile and its subsidiaries and to provide those individuals with an additional incentive to manage Mercantile and/or its subsidiaries effectively and to contribute to their success. The Plan is also intended to provide a form of compensation that will attract and retain highly qualified individuals as directors.

     GRANT OF OPTIONS TO ACQUIRE COMMON STOCK. The Plan provides for the grant of options to acquire shares of Mercantile's common stock to members of the Board of Directors of Mercantile and the boards of directors of its subsidiaries (collectively, the "Board" or the "Board of Directors") who qualify as "Independent Directors." An individual is an "Independent Director" if he or she is a member of the Board who (1) is not a contractual nor common law employee of Mercantile or a subsidiary or any of their subsidiaries, and (2) does not directly or indirectly own beneficially more than five percent (5%) of any of Mercantile's or a subsidiary's outstanding securities, which includes being a shareholder, owner, partner, director, or holder of more than ten percent (10%) of the equity or capital of an entity which owns beneficially more than five percent (5%) of any of Mercantile's or a subsidiary's outstanding securities. There are currently thirteen (13) members of the Board who are Independent Directors and therefore eligible to participate in the Plan.

     The term of each option granted under the Plan may not exceed ten (10) years from the date of grant. The exercise price for each option may not be less than one hundred twenty-five percent (125%) of the fair market value of the shares of common stock on the date of the grant of the option. In consideration of the grant of an option, an optionee is required to agree to continue to serve as a director of Mercantile or a subsidiary for the lesser of at least twelve
(12) months from the date the option is granted or for the remainder of the optionee's term as a director ("Minimum Service Requirement"). In general, no option may be exercised in whole or in part prior to the expiration of at least sixty (60) months from the date of the grant of the option. However, all options as to which the optionee has fulfilled the Minimum Service Requirement become immediately exercisable in the event of the optionee's death, disability or retirement after reaching age 70.

     ADMINISTRATION. The Plan is to be administered by a Committee of at least three (3) members of the Mercantile Board, none of whom may be an employee of Mercantile or any of its subsidiaries and each of whom must qualify as a Nonemployee Director, as defined in Rule 16b-3 (b)(3) promulgated by the SEC pursuant to the Securities Exchange Act of 1934. The Committee is authorized to select among the Independent Directors of Mercantile those who are to receive options under the Plan and the terms and conditions of those options, subject to the requirements of the Plan.

     SHARES SUBJECT TO PLAN. The aggregate number of shares reserved for purposes of the Plan (as adjusted for the February 1, 2002, 5% stock dividend) is sixty-eight thousand two hundred and fifty (68,250) authorized and unissued shares or issued shares reacquired by Mercantile. The Plan provides for an equitable adjustment in the number, kind or price of shares of common stock covered by options in the event the outstanding shares of common stock are increased, decreased or changed into or exchanged for a different number or kind of shares of Mercantile through stock dividends or certain similar changes.

     TERMINATION OR AMENDMENT OF THE PLAN. The Committee may amend or terminate the Plan with respect to shares not subject to an option at the time of amendment or termination; provided, however, that the Plan may not be amended without the approval of the Board of Directors and Mercantile's shareholders if the amendment would increase the maximum number of shares that may be issued under the Plan, materially increase the benefits accruing to option holders under the Plan, decrease the price at which options may be granted, remove the administration of the Plan from the Committee, or permit the granting of options under the Plan after the end of the Term of the Plan.

     TRANSFERABILITY OF OPTIONS. During an optionee's life, options granted to the optionee may not be transferred, except to certain family members or entities for the benefit of such family members and only if the Committee consents to the transfer and the transfer is made without consideration. Following an optionee's death, an option may be exercised by a permitted transferee or if the option was not transferred during the optionee's life, by his or her estate or by a person who acquired the option by bequest or inheritance.

     FEDERAL TAX CONSEQUENCES. The following summarizes the consequences of the grant and exercise of options under the Plan for federal income tax purposes, based on management's understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed and may vary from locality to locality.

     Optionees will not recognize taxable income at the time an option is granted under the Plan unless the option has a readily ascertainable market value at the time of grant. Management understands that options to be granted under the Plan will not have a readily ascertainable market value; therefore, income will not be recognized by participants before the time of exercise of an option. Because options will not qualify as incentive stock options under the Internal Revenue Code of 1986, as amended, the difference between the fair market value of the shares at the time an option is exercised and the option exercise price generally will be treated as ordinary income to the optionee. Mercantile is entitled to a corresponding deduction equal to the amount of an optionee's ordinary income.

     Tax consequences to an optionee will arise again at the time the shares of common stock are sold. In general, if the shares have been held for more than one (1) year, the gain or loss will be treated as long-term capital gain or loss. Otherwise, the gain or loss will be treated as short-term capital gain or loss. The amount of any gain or loss will be calculated under the general principles for determining gain and loss, and will equal the difference between the amount realized in the sale and the tax basis of the shares. The tax basis will generally equal the cost of the shares (the option exercise price paid) plus any income recognized upon exercise of the option.

     REQUIRED VOTE FOR APPROVAL. The affirmative vote of a majority of Mercantile's common stock voted at the annual meeting, by person or by proxy, is required to approve the Plan. While broker nonvotes will not be treated as votes cast on the approval of the Plan, shares voted as abstentions will be counted as votes cast. Since a majority of the votes cast is required for approval, the sum of any negative votes and abstentions will necessitate offsetting affirmative votes to assure approval. Unless otherwise directed by marking the accompanying proxy, the proxy holders named therein will vote for the approval of the Plan.

     The Mercantile Board recommends a vote "FOR" the approval of the proposed Plan.

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Crowe, Chizek & Company LLP as Mercantile's principal independent auditors for the year ending December 31, 2002. Representatives of Crowe, Chizek & Company LLP plan to attend the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.

                 SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     A proposal submitted by a shareholder for the 2003 annual meeting of shareholders must be sent to the Secretary of Mercantile, 5650 Byron Center Avenue SW, Wyoming, Michigan 49509 and received by November 11, 2002 in order to be eligible to be included in Mercantile's proxy statement for that meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be brought before the annual meeting. If other matters are presented upon which a vote may properly be taken it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

                                                                         ANNEX A

                          MERCANTILE BANK CORPORATION
                            AUDIT COMMITTEE CHARTER
                                  ORGANIZATION

     There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

                              STATEMENT OF POLICY

     The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

                                RESPONSIBILITIES

     In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the audit committee will:

     - Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries, and where appropriate, recommend replacing the independent auditors. The independent auditors are accountable to the board of directors and the audit committee, as representatives of shareholders.

     - Ensure the receipt from the independent auditors of a formal written statement delineating all relationships between the auditor and the company, consistent with Independence Standards Board Standard 1, communicate with the independent auditors regarding any relationships that may impact the objectivity and independence of the auditor, and recommend that the full board take appropriate action to oversee the independence of the auditor.

     - Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

     - Review with the independent auditors, the company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

     - Review the internal audit function of the corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

     - Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

     - Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

     - Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

     - Review accounting and financial human resources and succession planning within the company.

     - Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

     - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                                                                         ANNEX B

                          MERCANTILE BANK CORPORATION
                     INDEPENDENT DIRECTOR STOCK OPTION PLAN

     1. Name and Purpose. This plan shall be called the Mercantile Bank Corporation Independent Director Stock Option Plan (the "Plan"). The Plan is intended to (a) encourage stock ownership by Independent Directors (as defined below) of Mercantile Bank Corporation (the "Company") or any of the Company's subsidiaries that adopts this Plan (individually, a "Subsidiary" and collectively, the "Subsidiaries"), (b) to provide such directors with an additional incentive to effectively manage the Company and/or the Subsidiaries and to contribute to their success, and (c) to provide a form of compensation which will attract and retain highly qualified individuals to serve as directors.

     2. Effective Date and Term of the Plan. The Plan shall become effective with respect to the Company upon the date of its approval (the "Effective Date") by the Company's Board of Directors (the "Company Board"), and shall become effective with respect to a Subsidiary upon the date of its approval by the Board of Directors of the Subsidiary. However, the Plan is subject to approval by the Company's stockholders, and if such stockholder approval is not granted within twelve (12) months of the Effective Date, the Plan shall terminate. Grants of options may be made prior to such stockholder approval, but any options granted shall not be exercisable prior to such stockholder approval, and shall automatically terminate if stockholder approval is not given. Options may not be granted under the Plan after the tenth anniversary of the Effective Date (the "Term"); provided, however, that all options outstanding as of that date shall remain or become exercisable pursuant to their terms and the terms of the Plan. The Company Board and the Boards of Directors of all of the Subsidiaries are collectively referred to in this Plan from time to time as the "Board of Directors" or the "Board," and the stockholders of the Company and of the Subsidiaries are collectively referred to in this Plan from time to time as the "Stockholders."

     3. Administration. The Plan shall be administered by a Committee of not less than three (3) members of the Company Board (the "Committee"), none of whom may be an employee of the Company or any subsidiary of the Company, and each of whom must qualify as a Nonemployee Director, as defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "34 Act"). The members of the Committee shall be appointed by the Company Board.

     The Committee may, from time to time, establish such regulations, provisions and procedures, within the terms of the Plan, as in the opinion of its members may be advisable in the administration of the Plan. The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum, and the acts of a majority of a quorum at any meeting, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

     The interpretation and construction by the Committee of any provisions of the Plan or of any option granted pursuant to the Plan shall be final and binding upon the Company, each Subsidiary, the Board of Directors, the Stockholders, any optionee and any Permitted Transferee (as defined below). No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted pursuant thereto.

     4. Participation. Subject to the limitations contained in this Section 4, any Independent Director, may be granted options to purchase shares of the Company's common stock ("Common Stock") in accordance and consistent with the terms and conditions of the Plan. An optionee or a Permitted Transferee may hold more than one option, but only on the terms and subject to the restrictions hereafter set forth. The Committee shall from time to time determine (from those who are eligible) the directors to be granted options, the amount of stock to be optioned to each director, and the terms and conditions of the options to be granted. The amount and other terms and conditions of options granted to a director at any given time need not be the same as for any other grant of options. An Independent Director is any director of the Company or a Subsidiary who (a) is not a contractual nor common law employee of the Company or a Subsidiary or any of their subsidiaries, (b) qualifies as a Nonemployee Director, as defined in Rule 16b-3(b)(3) promulgated by the SEC pursuant to the 34 Act, and (c) does not directly or indirectly own beneficially more than five percent (5%) of any outstanding security of the Company or a Subsidiary (including being a stockholder, owner, partner, director or holder of more than ten percent (10%) of the equity or capital of any entity which owns beneficially more than five percent (5%) of any outstanding security of the Company or a Subsidiary).

     5. Stock Available for Options. Subject to the adjustments as provided in
Section 6(h), the aggregate number of shares of Common Stock (the "Shares") reserved for purposes of the Plan shall be sixty-five thousand (65,000) authorized and unissued Shares or issued Shares reacquired by the Company. Determinations as to the number of Shares that remain available for issuance under the Plan shall be made in accordance with such rules and procedures as the Committee shall determine from time to time, which shall be consistent with the requirements of Rule 16b-3 promulgated by the SEC pursuant to the 34 Act, and interpretations thereof. If any outstanding option under the Plan expires or is terminated for any reason before the end of the Term of the Plan, the Shares allocable to the unexercised portion of such option shall become available for the grant of other options under the Plan. No Shares delivered to the Company in full or partial payment upon exercise of an option pursuant to Section 6(d) shall become available for the grant of other options under the Plan.

     6. Terms and Conditions of Options. Each option granted under this Plan shall be evidenced by an agreement ("Option Agreement" or "Agreement") in such form as the Committee shall from time to time approve. No person shall have any right with respect to the grant of an option unless and until he or she has executed an Option Agreement. Option Agreements shall comply with and be subject to the following conditions:

          (a) Optionee's Agreement. Each optionee shall agree to continue to serve as a director of the Company or a Subsidiary for the lesser of at least twelve (12) months from the date of the grant of the option or for the remainder of optionee's term as a director ("Minimum Service Requirement"). Such agreement shall not impose upon the Company, a Subsidiary, the Board of Directors or the Stockholders any obligation to retain the optionee as a director for any period.

          (b) Number of Shares and Term of Options. Each option shall state the number of Shares of the Common Stock of the Company to which it pertains. The term of each option shall be for a period of not greater than ten (10) years from the date of grant of the option.

          (c) Option Price. The exercise price of each option shall not be less than one hundred twenty-five percent (125%) of the Fair Market Value of the Shares of Common Stock on the date of the grant of the option. For the purpose of this Section 6(c), the "Fair Market Value" per Share shall be the closing price on the national market list as quoted in the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the day the option is granted or if no sale of Shares is reflected in NASDAQ on that day, on the next preceding day on which there was a sale of Shares reflected in NASDAQ. If the Shares are not traded in the over-the-counter market but are listed upon an established stock exchange or exchanges, "Fair Market Value" shall be deemed to be the closing price of the Shares on such stock exchange or exchanges on the day the option is granted or if no sale of the Shares shall have been made on any stock exchange on that day, on the next preceding day on which there was a sale of the Shares. If Shares are not actively traded in any recognized market, "Fair Market Value" shall be the average price per Share at which purchasers and sellers, none of whom are directors or officers of the Company or any of its Subsidiaries, bought and sold Shares during the three
     (3) preceding months in transactions known to management of the Company involving one hundred (100) or more Shares, or if there have been no such transactions, the "Fair Market Value" shall be determined in good faith by the Committee.

          (d) Medium of Payment. The option price shall be payable to the Company either (i) in United States dollars in cash or by check, bank draft, or money order payable to the order of the Company, (ii) through the delivery of Shares of the Company's Common Stock with a Fair Market Value on the date of the exercise equal to the option price, provided such Shares are utilized as payment to acquire at least one hundred (100) Shares of Common Stock, or (iii) by a combination of (i) and (ii) above. For the purpose of this Section 6(d), "Fair Market Value" will be determined in the manner specified in Section 6(c), except as to the date of determination, which shall be the date of exercise.

          (e) Exercise of Options. Except as otherwise provided in Section 6(h) or as otherwise provided below, no option shall vest, either in whole or in part, prior to the expiration of sixty (60) months from the date of the grant of the option. Provided, however, that if an optionee has fulfilled his or her Minimum Service Requirement under Section 6(a) and the optionee
     (i) dies, (ii) resigns as a director because of a permanent and total disability preventing his or her continued service (as determined by the Committee in its sole discretion), or (iii) retires as a director upon or after reaching a normal retirement age (as determined by the Committee in its sole discretion), all options held by the optionee or his or her Permitted Transferee(s) shall immediately vest and be exercisable. Termination of service as a director for any of the reasons specified in
     (i), (ii), or (iii) above constitutes an "Immediate Vesting Termination." An option shall only be exercisable to the extent that it has vested. Subject to the foregoing, the Committee shall have the authority to determine, at the time of the grant of each option, the times at which an option shall vest and be exercisable and any conditions precedent to the exercise of an option. Once vested, an option shall be exercisable upon written notice to the Chief Financial Officer of the Company, as to any or all Shares covered by the option, until its termination or expiration in accordance with the terms of the Agreement and the provisions of the Plan. Notwithstanding the foregoing, an option shall not at any time be exercisable with respect to less than one hundred (100) Shares unless the remaining Shares covered by the option are less than one hundred (100) Shares and the option is exercised with respect to all such remaining Shares. The purchase price of the Shares purchased pursuant to an option shall be paid in full upon delivery to the optionee or a Permitted Transferee of certificates for such Shares. Exercise by an optionee's heir or personal representative or any Permitted Transferee shall be accompanied by evidence of his or her authority to act, in a form reasonably satisfactory to the Company.

          (f) Options Transferable. Except as otherwise specifically provided in this Section 6(f), options may not be transferred, assigned, pledged or hypothecated in any way and shall not be subject to execution, levy, attachment or similar process; and any attempted transfer, assignment, pledge, hypothecation, or other disposition of an option or any execution, levy, attachment or similar process upon an option shall be null and void and without effect. The Committee may, in its discretion, authorize all or a portion of the options granted to an optionee to be on terms which permit the transfer of such options by the optionee to (i) the spouse, children or grandchildren of the optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of the optionee and/or one or more of such Immediate Family Members, or (iii) a partnership or limited liability company in which the optionee and/or one or more of such Immediate Family Members are the only partners or members. (The persons or entities described in (i) through (iii) above shall be referred to as "Permitted Transferees"). However, (i) there may be no consideration for any such transfer, (ii) the Option Agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 6(f), and (iii) subsequent transfers of transferred options pursuant to this Section 6(f) shall be prohibited. Following a permitted transfer, (i) any transferred options shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer, and (ii) without limiting the generality of the foregoing, the events of termination of service of Section 6(g) and the vesting requirements of Section 6(e) shall continue to be applied with reference to the original optionee. The Company shall not be obligated to notify any Permitted Transferee of the expiration or termination of any option. No option may be transferred except strictly in accordance with the terms and conditions set forth above and any additional terms and conditions set forth in the relevant Agreement.

          (g) Termination of Service as Director. In the event an optionee shall cease to serve the Company or a Subsidiary as a director for any reason other than by reason of an Immediate Vesting Termination, each option held by the optionee or his or her Permitted Transferee(s) shall terminate to the extent not vested immediately prior to such termination of service. If an optionee ceases to be a director of the Company or a Subsidiary by reason of an Immediate Vesting Termination, each option held by the optionee or his or her Permitted Transferee(s) shall be fully vested. Following an optionee's termination of service as a director for any reason, any options held by the optionee or his or her Permitted Transferee(s) shall, to the extent vested, be exercisable, for the shorter of the following periods: (i) a period of one (1) year from the date of the optionee's termination of service as a director, or (ii) the remaining term of the option, subject to limitations imposed by the Plan. In the event of termination as a result of death, the option may be exercised by the personal representative of the optionee's estate or by any person or persons who have acquired the option directly from the optionee by bequest or inheritance or by a Permitted Transferee(s). If an optionee dies during the exercise period following cessation of service as a director, the option, to the extent vested, may be exercised any time within one (1) year after the optionee's death, subject to the prior expiration of the term of the option and other limitations imposed by the Plan.

          (h) Adjustment in Shares Covered by Option. The number of Shares covered by each outstanding option, and the purchase price per Share thereof, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a split in or combination of Shares or the payment of a stock dividend on the Shares or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company.

          If the Company is the surviving corporation in any merger or consolidation or if the Company is merged into a wholly-owned subsidiary solely for purposes of changing the Company's state of incorporation, each outstanding option shall pertain to and apply to the securities to which a holder of the number of Shares subject to the option would have been entitled. A dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation, except as provided above, shall cause each outstanding option to terminate, provided, that each outstanding option shall become fully vested and be exercisable immediately prior to such dissolution or liquidation, or such merger or consolidation.

          To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination shall be final, binding and conclusive. Any such adjustment may provide for the elimination of any fractional Shares which might otherwise become subject to an option.

          Except as expressly provided in this Section 6(h), an optionee or a Permitted Transferee shall have no rights by reason of any split or combination of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spinoff of assets or stock of another corporation, and any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of stock subject to the option.

          The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

          (i) Rights of a Stockholder. An optionee or a Permitted Transferee shall have no rights as a Stockholder with respect to any Shares covered by his or her option until the date on which he or she becomes the holder of record of such Shares. No adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date on which he or she shall have become the holder of record thereof, except as provided in Section 6(h).

          (j) Postponement of Delivery of Shares and Representations. The Company, in its discretion, may postpone the issuance and/or delivery of Shares upon any exercise of an option until completion of the registration or other qualification of such Shares under any state and/or federal law, rule or regulation as the Company may consider appropriate, and may require any person exercising an option to make such representations, including, without limitation, a representation that it is his or her intention to acquire the

     Shares for investment and not with a view to distribution thereof, and furnish such information as it may consider appropriate in connection with the issuance or delivery of the Shares in compliance with applicable laws, rules, and regulations. In such event, no Shares shall be issued to such holder unless and until the Company is satisfied with any such representations.

          (k) Other Provisions. The Option Agreements authorized under the Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of the option, as the Committee shall deem advisable.

     7. Adjustments in Shares Available for Options. The adjustments in number and kind of shares and the substitution of shares, affecting outstanding options in accordance with Section 6(h), shall also apply to the number and kind of shares reserved for issuance pursuant to the Plan, but not yet covered by options.

     8. Amendment of the Plan. The Committee, insofar as permitted by law, shall have the right from time to time, with respect to any Shares at the time not subject to options, to suspend or discontinue the Plan or revise or amend it in any respect whatsoever, except that, without approval of the Board of Directors and the stockholders of the Company, no such revision or amendment shall:

          (a) increase the maximum number of Shares which may be subject to the Plan,

          (b) materially increase the benefits accruing to option holders under the Plan,

          (c) decrease the exercise price of options granted under the Plan,

          (d) remove the administration of the Plan from the Committee, or

          (e) permit the granting of options under the Plan after the end of the Term of the Plan.

     9. Right to Terminate Director's Service. Nothing in this Plan or in the grant of any option hereunder shall in any way limit or effect the right of the Board of Directors or the Stockholders to remove any director or otherwise terminate his or her service as a director, pursuant to law or the Articles of Incorporation or Bylaws of the Company or a Subsidiary.

     10. Application of Funds. The proceeds received by the Company from the sale of Shares pursuant to options will be used for general corporate purposes.

     11. No Obligation to Exercise Option. The granting of an option shall impose no obligation upon the optionee or a Permitted Transferee to exercise such option.

     12. Construction. This Plan shall be construed under the laws of the State of Michigan, United States of America.

                                                                     MBCCM-PS-02

MERCANTILE BANK CORPORATION
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940



                        MERCANTILE BANK CORPORATION


Dear Shareholder,

Enclosed with this proxy is your Notice of Annual Meeting and Proxy Statement, and 2001 Annual Report. We encourage you to carefully read these materials and exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted, then sign the proxy card, detach it, and return your proxy vote in the enclosed postage paid envelope. If you plan to attend the meeting, please mark the appropriate box on the proxy.

Your proxy card must be received prior to the Annual Meeting of Shareholders on April 18, 2002.


Sincerely,


Mercantile Bank Corporation








                               DETACH HERE                                ZMBCC1


     PLEASE MARK
[X]  VOTES AS IN
     THIS EXAMPLE.


-------------------------------------------------------
            MERCANTILE BANK CORPORATION
-------------------------------------------------------

1.       Election of Directors. Nominees as Directors:

          (01) BETTY S. BURTON   (03) PETER A. CORDES
          (02) DAVID M. CASSARD  (04) DAVID M. HECHT
                                 (05) ROBERT M. WYNALDA

               FOR                    WITHHELD
               ALL                    FROM ALL
             NOMINEES [ ]         [ ] NOMINEES




        [ ] ------------------------------------------------
              For all nominees except as noted above

                                                    FOR   AGAINST   ABSTAIN
 2. Proposal to approve the Independent Director    [ ]     [ ]       [ ]
    Stock Option Plan.


YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES AND FOR THE INDEPENDENT DIRECTOR STOCK OPTION PLAN.

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting, or at any adjournment of the meeting.




Mark box at right if you plan to attend the meeting.                   [ ]

Mark box at right if an address change or comment has been
noted on the reverse side of this card.                                [ ]

Signature:               Date:          Signature:               Date:
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

                                   DETACH HERE                            ZMBCC2




                           MERCANTILE BANK CORPORATION
              5650 BYRON CENTER AVENUE, SW, WYOMING, MICHIGAN 49509

                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 18, 2002


The undersigned hereby appoints Doyle A. Hayes and Calvin D. Murdock, or either of them, with power of substitution in each, proxies of the undersigned to vote all common stock of the undersigned in Mercantile Bank Corporation, at the Annual Meeting of Shareholders to be held on April 18, 2002, and at all adjournments thereof.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, AND FOR THE INDEPENDENT DIRECTOR STOCK OPTION PLAN.


                PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN
                       PROMPTLY IN THE ENCLOSED ENVELOPE.

   Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, the signature should be that of an authorized person who should state his or her title.

HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?

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